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                                                                   EXHIBIT 23.1


                       Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Sunrise Assisted Living, Inc. for the registration of $150,000,000 of its 5 1/2% Convertible Subordinated Notes due 2002 and to the incorporation by reference therein of our report dated March 4, l997, with respect to the consolidated financial statements of Sunrise Assisted Living, Inc. as of and for the years ended December 31, 1996 and 1995 and the combined financial statements of Sunrise Entities for the year ended December 31, 1994 incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                              Ernst & Young LLP
Washington, D.C.
August 22, 1997